Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE
April 28, 2008	Media contacts:
Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Reports Continued Strong Growth in 1Q 2008

Wireless Delivers Industry-Leading Fundamentals; FiOS Growth Accelerates;

Sales of Strategic Services to Large Businesses Continue to Increase

1Q 2008 HIGHLIGHTS

Consolidated Results

•	57 cents in EPS and 61 cents in adjusted EPS before discontinued operations (non-GAAP), compared with 1Q 2007 EPS of 51 cents and 54 cents, respectively.

•	$23.8 billion in revenues, up 5.5 percent; $4.3 billion in operating income, up 14.1 percent.

Wireless

•	Highest net adds in the industry — 1.5 million net customer additions; 67.2 million total customers; 65.2 million retail customers, most in the industry, up 11.5 percent.

•	Industry-leading churn — 1.19 percent total churn and 0.93 percent retail post-paid churn.

•	13.2 percent increase in total revenues; data revenues up 48.9 percent.

•	44.9 percent EBITDA margin on service revenues (non-GAAP).

Wireline

•

263,000 net new FiOS TV customers and 262,000 net new FiOS Internet customers, for a total of 1.2 million FiOS TV customers and 1.8 million FiOS Internet customers; 8.5 million total broadband customers, up 14.9 percent.

•	More than $1 billion in consumer and small-business broadband and video revenues.

•	9.6 percent increase in consumer ARPU in legacy telecom markets.

•	23.5 percent increase in Verizon Business strategic services revenues.

Verizon News Release, page 2

Note: Comparisons are year over year unless otherwise noted. See the accompanying schedules and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this news release. Discontinued operations relate to the disposition of Telecomunicaciones de Puerto Rico, Inc. that was completed on March 30, 2007.

NEW YORK — Verizon Communications Inc. (NYSE:VZ) today reported another quarter of strong sales and operational results. In the first quarter 2008, Verizon Wireless continued to lead the industry in key metrics, and Verizon’s Wireline business reported continued strong growth in sales of domestic FiOS services and global strategic business services.

Verizon reported first-quarter 2008 earnings of 57 cents in diluted earnings per share (EPS). This compares with first-quarter 2007 earnings of 51 cents per share, both before and after an extraordinary item and income from discontinued operations that have been divested.

On an adjusted basis (non-GAAP), first-quarter 2008 earnings were 61 cents per share. This is a 13.0 percent increase, compared with 54 cents per share before discontinued operations in the first quarter 2007 — Verizon’s fifth consecutive quarter of a double-digit percentage increase in adjusted EPS.

Adjusted earnings in the first quarter 2008 excluded 4 cents per share in special items: 3 cents per share for costs related to the spinoff of wireline access lines in three states, completed March 31, 2008; and 1 cent per share in merger integration costs. Adjusted earnings in the first quarter 2007 excluded an extraordinary loss of 5 cents in EPS from the nationalization and sale of Verizon’s interest in Compañía Anónima Nacional Teléfonos de Venezuela.

Strong Results in Face of Economy

“Verizon has weathered the current economic uncertainty with strong first-quarter results,” said Verizon Chairman and CEO Ivan Seidenberg. “I am also confident of our position over the long term because we have further opportunities to drive revenue growth and further opportunities to eliminate costs.

Verizon News Release, page 3

“With our strong cash flows, we continue to invest in growth, evolve our business and return value to shareholders,” he said. “In a larger sense, Verizon is leading an industry transformation. In wireless, we are changing the game with our open development initiative, our plans for next-generation technology deployment, and our strategic investment in spectrum for nationwide broadband services. In wireline, we have spun off nonstrategic access lines, and we continue to introduce innovative FiOS and enterprise services.”

Consolidated Growth and Share Repurchases

Verizon’s total operating revenues grew 5.5 percent to $23.8 billion, compared with the first quarter 2007. Total operating expenses increased 3.8 percent to $19.5 billion over the same period.

Verizon’s operating income grew 14.1 percent to $4.3 billion, compared with the first quarter 2007. On an adjusted basis (non-GAAP), operating income grew 14.2 percent to $4.5 billion. Operating income margin rose to 18.2 percent, compared with 16.8 percent in the first quarter 2007. On an adjusted basis, Verizon’s operating income margin rose to 18.7 percent, compared with 17.3 percent in the first quarter 2007.

Cash flows from continuing operations totaled $5.4 billion through the first three months of 2008, up 6.9 percent over the same period last year. During the first quarter 2008, Verizon took advantage of market conditions to repurchase $1 billion of its common stock.

Total debt was $35.8 billion, compared with $31.2 billion at year-end 2007, and Verizon ended the quarter with $5.5 billion in cash and equivalents. Most of this cash, along with $4 billion in capital raised through long-term borrowings in April, has been used to pay for the wireless licenses won in the Federal Communications Commission’s 700 MHz spectrum auction.

Verizon News Release, page 4

Verizon Wireless Leads Industry in Key Metrics

Verizon Wireless continued to lead the industry with the most retail customers, the lowest churn and the highest profitability. In the first quarter:

•	Of the 1.5 million total net customer additions, 1.3 million were retail post-paid customers.

•	Total churn was an industry-leading 1.19 percent. Among the company’s retail post-paid customers, churn was even lower, at 0.93 percent.

•

Revenues totaled $11.7 billion, up 13.2 percent year over year. Service revenues were $10.1 billion, an increase of 12.8 percent year over year, driven by customer growth and demand for data services. This is the first time quarterly service revenues have topped $10 billion.

•

ARPU levels (average monthly revenue per customer) increased year over year for the eighth consecutive quarter. Retail service ARPU was $51.40, up 1.3 percent year over year; retail data ARPU was $11.94, up 33.4 percent over the same period last year.

•	Wireless operating income margin was 27.9 percent, the highest ever.

•	EBITDA margin on service revenues (non-GAAP) was 44.9 percent. (EBITDA is earnings before interest, taxes, depreciation and amortization.)

Another Quarter of Strong Growth in FiOS, Strategic Services

Verizon’s Wireline business, which consists of Verizon Telecom and Verizon Business, reported continued strong growth in FiOS customers and in sales of enterprise strategic services. Results through the first quarter 2008 include operations in Maine, New Hampshire and Vermont that were spun off to Verizon shareholders and merged into FairPoint Communications Inc. on the final day of the quarter. In the first quarter:

Verizon News Release, page 5

•

Verizon added a net of 263,000 new FiOS TV customers. The company had 1.2 million FiOS TV customers in total as of the end of the quarter, having added more than 850,000 FiOS TV customers since the end of the first quarter 2007.

•

Verizon added a net of 266,000 new broadband connections — 262,000 from FiOS Internet service. Total broadband connections were 8.5 million (6.7 million DSL-based Verizon High Speed Internet connections and 1.8 million FiOS Internet connections), an increase of 14.9 percent compared with the first quarter 2007.

•

Broadband and video revenues from consumer and small-business customers topped $1 billion, representing year-over-year quarterly growth of nearly 50 percent (56 percent growth in the consumer segment of broadband and video customers).

•

Growing revenue from broadband and video services drove consumer ARPU in legacy Verizon wireline markets (which excludes consumer markets served by the former MCI) to $61.02, a 9.6 percent increase compared with last year’s first quarter. The ARPU among FiOS customers was approximately $129 per month.

•

Wireline data revenues — which now represent nearly 40 percent of total wireline revenues — were $4.9 billion, an increase of 14.8 percent compared with the first quarter 2007. This includes revenues from consumer broadband services, and revenues from wholesale data transport and sales of Verizon Business data services.

•

Verizon Business had revenues of $5.2 billion, or growth of 0.4 percent compared with last year’s first quarter. This is Verizon Business’ sixth consecutive quarter of year-over-year, pro-forma revenue growth (non-GAAP, calculated as if Verizon and MCI had merged on Jan. 1, 2005). Global enterprise revenue, representing retail sales, increased 2.0 percent to $3.9 billion, compared with last year’s first quarter.

Verizon News Release, page 6

•

Strong sales of key strategic services — such as IP (Internet protocol), managed services, Ethernet and optical ring services — continued to drive Verizon Business’ growth. These services generated $1.4 billion in revenue, up 23.5 percent from last year’s first quarter.

Additional Highlights

Wireless

•	The company added 1.5 million retail customers — the most in the industry. At the end of the first quarter 2008, 97 percent of the company’s base was retail (post-pay and pre-pay).

•

Verizon Wireless continued to lead the industry in cost efficiency. Cash expense per customer (non-GAAP) was $28.05 in the first quarter 2008, an increase of 0.6 percent over the first quarter 2007 and a decrease of 2.4 percent from the fourth quarter 2007.

•

Total data revenues were up 48.9 percent over the prior year, contributing $2.3 billion. The company had 48.1 million retail data customers in March (nearly 74 percent of the retail customer base), a 33.8 percent increase over the prior year.

•

In March, Verizon Wireless held its first Open Development Initiative (ODI) conference to provide minimum technical standards required for creating products that can physically connect to the Verizon Wireless network, and a process to certify that these products will operate on the company’s network. Plans call for customers to have the option to use products and services certified through the ODI process by the end of the year.

•

The company continued to extend the reach of its nationwide high-speed wireless broadband network, powered by EV-DO Revision A (Rev. A) technology, which was available to more than 240 million Americans by the end of the first quarter. More than 58 percent of the company’s retail customers — 38 million — had broadband-capable devices at the end of the quarter.

•

In the 700 MHz auction, Verizon Wireless was the winning bidder for a nationwide spectrum footprint in the C-Block group of licenses, as well as 102 licenses for individual markets across the country. The spectrum purchase is a critical piece of the company’s overall broadband strategy.

•

During the quarter, Verizon Wireless announced additions to its leading lineup of broadband-capable devices — for business connectivity and productivity, managing family schedules and communications on the move, and for mobile entertainment. The new smartphones include the BlackBerry Curve and the MotoQ9c, available in May, and the XV 6900, which launched earlier this month. New handsets include the enV 2 by LG and the Alias by Samsung. Verizon Wireless offers some 25 multimedia phones at various price points.

Verizon News Release, page 7

•

During the quarter, Verizon Wireless customers sent or received more than 58 billion text messages and 1.1 billion picture/video messages. Customers also completed 34.6 million music and video downloads.

Wireline

•

Wireline total operating revenues were $12.3 billion, a 1.4 percent decrease compared with the first quarter 2007. Wireline total operating expenses were $11.2 billion, a 1.0 percent decrease compared with the first quarter 2007.

•

Verizon Telecom’s total revenues of $7.8 billion decreased by 2.5 percent, compared with the first quarter 2007 — an improvement of 30 basis points over the year-over-year quarterly revenue decrease in the fourth quarter 2007. In legacy Verizon consumer markets, year-over-year revenues grew 0.9 percent, comparing first-quarter 2008 with first-quarter 2007.

•	Verizon’s broadband fiber-to-the-premises network, which delivers FiOS Internet and FiOS TV services to customers, passed 10.4 million premises by the end of the quarter.

•

FiOS Internet was available for sale to 7.9 million premises by the end of the quarter. Penetration for the service averaged 22.9 percent across all markets. FiOS TV was available for sale to 6.5 million premises by the end of the quarter. Penetration for the service averaged 18.7 percent across all markets.

•

Earlier this month, Verizon filed an application for the New York City video franchise, covering 3.1 million homes, many of which are in multiple dwelling units. Verizon already passes about 20 percent of these premises with fiber, and the company expects to begin selling FiOS TV service in the city later this year.

•

Verizon Business, a global IP leader and network-based solutions partner for enterprise customers, again significantly enhanced its capabilities in the quarter. New offerings included a server-virtualization service that consolidates multiple IT resources, high-definition video conferencing, expansion internationally of managed local-area-network service, and a service to manage network security threats using a single piece of equipment.

•

Verizon Business continued to expand its reach into high-growth, global markets. Joint venture Verizon Business India received international and national long-distance licenses, and a consortium that includes Verizon Business was awarded a license to provide services in Saudi Arabia. Additionally, Verizon Business obtained final FCC approval to activate and operate the Trans-Pacific Express submarine cable system in the U.S.

•

Verizon Business continued to expand and enhance its global network. It announced deployment of a meshed architecture on the trans-Pacific portion of the network to provide more route diversity. The company also installed 18 additional IP-based switches globally, deployed its first ultra-long-haul (ULH) route outside of the U.S. in Japan, turned up ULH on six additional U.S. routes, and deployed a new multiplexer technology in an initial five U.S. markets that enables remote configuration and provisioning of bandwidth.

Verizon News Release, page 8

•

New commercial customer agreements included The Bank of New York Mellon, Commerce Bank, Cuatrecasas, Extended Stay Hotels, Indesit Company SpA, Komatsu Ltd, Swedish Match AB, TeleTech and Weyerhaeuser. In addition, the company signed new contracts with several U.S. government agencies, including the Department of Veterans Affairs and Department of Defense.

Verizon Communications Inc. (NYSE:VZ), headquartered in New York, is a leader in delivering broadband and other wireline and wireless communication innovations to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving more than 67 million customers nationwide. Verizon’s Wireline operations include Verizon Business, which delivers innovative and seamless business solutions to customers around the world, and Verizon Telecom, which brings customers the benefits of converged communications, information and entertainment services over the nation’s most advanced fiber-optic network. A Dow 30 company, Verizon employed a diverse workforce of approximately 232,000 as of the end of the first quarter 2008 and last year generated consolidated operating revenues of $93.5 billion. For more information, visit www.verizon.com.

####

VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This news release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology, including disruption of our suppliers’ provisioning of critical products or services; the impact of natural or man-made disasters or litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the ability to complete acquisitions and dispositions.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 3/31/08	3 Mos. Ended 3/31/07	% Change

Operating Revenues	$23,833	$22,584	5.5

Operating Expenses
Cost of services and sales	9,517	8,912	6.8
Selling, general & administrative expense	6,401	6,343	0.9
Depreciation and amortization expense	3,582	3,533	1.4

Total Operating Expenses	19,500	18,788	3.8

Operating Income	4,333	3,796	14.1
Equity in earnings of unconsolidated businesses	97	160	(39.4)
Other income and (expense), net	23	48	(52.1)
Interest expense	(459)	(485)	(5.4)
Minority interest	(1,407)	(1,154)	21.9

Income Before Provision for Income Taxes, Discontinued Operations and Extraordinary Item	2,587	2,365	9.4
Provision for income taxes	(945)	(881)	7.3

Income Before Discontinued Operations and Extraordinary Item	1,642	1,484	10.6
Income from discontinued operations, net of tax (1)	—	142	*
Extraordinary item, net of tax	—	(131)	*

Net Income	$1,642	$1,495	9.8

Basic Earnings per Common Share (2)
Income before discontinued operations and extraordinary item	$.57	$.51	11.8
Income from discontinued operations, net of tax	—	.05	*
Extraordinary item, net of tax	—	(.05)	*

Net income	$.57	$.51	11.8

Weighted average number of common shares (in millions)	2,863	2,909

Diluted Earnings per Common Share (2) (3)
Income before discontinued operations and extraordinary item	$.57	$.51	11.8
Income from discontinued operations, net of tax	—	.05	*
Extraordinary item, net of tax	—	(.05)	*

Net income	$.57	$.51	11.8

Weighted average number of common shares-assuming dilution (in millions)	2,865	2,911

Footnotes:

(1)	Discontinued operations includes a gain on the sale of Telecomunicaciones de Puerto Rico, Inc. (TELPRI) of $70 million, net of tax. The disposition of this non-strategic business was completed on March 30, 2007.

(2)	EPS totals may not add due to rounding.

(3)	Diluted earnings per share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represent the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Statements of Income Before Special Items

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 3/31/08	3 Mos. Ended 3/31/07	% Change

Operating Revenues
Wireline	$12,287	$12,456	(1.4)
Domestic Wireless	11,669	10,307	13.2
Other	(123)	(179)	(31.3)

Total Operating Revenues	23,833	22,584	5.5

Operating Expenses
Cost of services and sales	9,496	8,910	6.6
Selling, general & administrative expense	6,290	6,231	0.9
Depreciation and amortization expense	3,582	3,533	1.4

Total Operating Expenses	19,368	18,674	3.7

Operating Income	4,465	3,910	14.2
Equity in earnings of unconsolidated businesses	97	160	(39.4)
Other income and (expense), net	23	48	(52.1)
Interest expense	(459)	(485)	(5.4)
Minority interest	(1,407)	(1,154)	21.9

Income Before Provision for Income Taxes and Discontinued Operations	2,719	2,479	9.7
Provision for income taxes	(978)	(921)	6.2

Income Before Discontinued Operations	1,741	1,558	11.7
Income from discontinued operations, net of tax (1)	—	72	*

Net Income Before Special Items	$1,741	$1,630	6.8

Basic Adjusted Earnings per Common Share (2)
Income before discontinued operations	$.61	$.54	13.0
Income from discontinued operations, net of tax	—	.02	*

Net income	$.61	$.56	8.9

Weighted average number of common shares (in millions)	2,863	2,909

Diluted Adjusted Earnings per Common Share (2) (3)
Income before discontinued operations	$.61	$.54	13.0
Income from discontinued operations, net of tax	—	.02	*

Net income	$.61	$.56	8.9

Weighted average number of common shares-assuming dilution (in millions)	2,865	2,911

Net income

Footnotes:

(1)	Discontinued operations excludes a gain on the sale of Telecomunicaciones de Puerto Rico, Inc. (TELPRI) of $70 million, net of tax. The disposition of this non-strategic business was completed on March 30, 2007.

(2)	EPS totals may not add due to rounding.

(3)	Diluted earnings per share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represent the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Statements of Income - Reconciliations

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 3/31/08 Reported (GAAP)	Special and Non-Recurring Items		3 Mos. Ended 3/31/08 Before Special Items
		Merger Integration Costs	Access Line Spin-Off Related Charges

Operating Revenues	$23,833	$—	$—	$23,833

Operating Expenses
Cost of services and sales	9,517	(5)	(16)	9,496
Selling, general & administrative expense	6,401	(24)	(87)	6,290
Depreciation and amortization expense	3,582	—	—	3,582

Total Operating Expenses	19,500	(29)	(103)	19,368

Operating Income	4,333	29	103	4,465
Equity in earnings of unconsolidated businesses	97	—	—	97
Other income and (expense), net	23	—	—	23
Interest expense	(459)	—	—	(459)
Minority interest	(1,407)	—	—	(1,407)

Income Before Provision for Income Taxes	2,587	29	103	2,719
Provision for income taxes	(945)	(11)	(22)	(978)

Net Income	$1,642	$18	$81	$1,741

Basic Earnings per Common Share (1)
Net income	$.57	$.01	$.03	$.61

Diluted Earnings per Common Share (1)
Net income	$.57	$.01	$.03	$.61

	(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 3/31/07 Reported (GAAP)	Special and Non-Recurring Items			3 Mos. Ended 3/31/07 Before Special Items
		Merger Integration Costs	Sale of Puerto Rico, Net	Loss on CANTV

Operating Revenues	$22,584	$—	$—	$—	$22,584

Operating Expenses
Cost of services and sales	8,912	(2)	—	—	8,910
Selling, general & administrative expense	6,343	(12)	(100)	—	6,231
Depreciation and amortization expense	3,533	—	—	—	3,533

Total Operating Expenses	18,788	(14)	(100)	—	18,674

Operating Income	3,796	14	100	—	3,910
Equity in earnings of unconsolidated businesses	160	—	—	—	160
Other income and (expense), net	48	—	—	—	48
Interest expense	(485)	—	—	—	(485)
Minority interest	(1,154)	—	—	—	(1,154)

Income Before Provision for Income Taxes, Discontinued Operations and Extraordinary Item	2,365	14	100	—	2,479
Provision for income taxes	(881)	(5)	(35)	—	(921)

Income Before Discontinued Operations and Extraordinary Item	1,484	9	65	—	1,558
Income from discontinued operations, net of tax	142	—	(70)	—	72
Extraordinary item, net of tax	(131)	—	—	131	—

Net Income	$1,495	$9	$(5)	$131	$1,630

Basic Earnings per Common Share (1)
Income before discontinued operations and extraordinary item	$.51	$—	$.02	$—	$.54
Income from discontinued operations, net of tax	.05	—	(.02)	—	.02
Extraordinary item, net of tax	(.05)	—	—	.05	—

Net income	$.51	$—	$—	$.05	$.56

Diluted Earnings per Common Share (1)
Income before discontinued operations	$.51	$—	$.02	$—	$.54
Income from discontinued operations, net of tax	.05	—	(.02)	—	.02
Extraordinary item, net of tax	(.05)	—	—	.05	—

Net income	$.51	$—	$—	$.05	$.56

Footnote:

(1)	EPS totals may not add due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)

Unaudited	3/31/08	3/31/07

Debt to debt and shareowners’ equity ratio-end of period	41.6%	41.5%

Book value per common share	$17.64	$16.80

Common shares outstanding (in millions)
End of period	2,851	2,903

Total employees	232,458	238,766

Unaudited	3 Mos. Ended 3/31/08	3 Mos. Ended 3/31/07

Capital expenditures (including capitalized software)
Wireline	$2,379	$2,439
Domestic Wireless	1,722	1,721
Other	119	3

Total	$4,220	$4,163

Cash dividends declared per common share	$0.430	$0.405

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	3/31/08	12/31/07	$ Change

Assets
Current assets
Cash and cash equivalents	$5,485	$1,153	$4,332
Short-term investments	1,957	2,244	(287)
Accounts receivable, net	11,048	11,736	(688)
Inventories	1,672	1,729	(57)
Prepaid expenses and other	2,286	1,836	450

Total current assets	22,448	18,698	3,750

Plant, property and equipment	211,834	213,994	(2,160)
Less accumulated depreciation	127,350	128,700	(1,350)

	84,484	85,294	(810)

Investments in unconsolidated businesses	3,653	3,372	281
Wireless licenses	50,833	50,796	37
Goodwill	5,233	5,245	(12)
Other intangible assets, net	4,867	4,988	(121)
Other assets	19,775	18,566	1,209

Total Assets	$191,293	$186,959	$4,334

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$3,712	$2,954	$758
Accounts payable and accrued liabilities	13,661	14,462	(801)
Other	7,371	7,325	46

Total current liabilities	24,744	24,741	3

Long-term debt	32,134	28,203	3,931
Employee benefit obligations	29,227	29,960	(733)
Deferred income taxes	15,468	14,784	684
Other liabilities	6,041	6,402	(361)

Minority interest	33,399	32,288	1,111

Shareowners’ investment
Common stock	297	297	—
Contributed capital	40,290	40,316	(26)
Reinvested earnings	18,301	17,884	417
Accumulated other comprehensive loss	(4,207)	(4,506)	299
Common stock in treasury, at cost	(4,481)	(3,489)	(992)
Deferred compensation - employee stock ownership plans and other	80	79	1

Total shareowners’ investment	50,280	50,581	(301)

Total Liabilities and Shareowners’ Investment	$191,293	$186,959	$4,334

The unaudited condensed consolidated balance sheets are based on preliminary information.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/08	3 Mos. Ended 3/31/07	$ Change

Cash Flows From Operating Activities
Net income	$1,642	$1,495	$147
Adjustments to reconcile net income to net cash provided by operating activities - continuing operations:
Depreciation and amortization expense	3,582	3,533	49
Employee retirement benefits	407	430	(23)
Deferred income taxes	682	222	460
Provision for uncollectible accounts	298	281	17
Equity in earnings of unconsolidated businesses, net of dividends received	(90)	(53)	(37)
Extraordinary item, net of tax	—	131	(131)
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(564)	(1,116)	552
Other, net	(567)	121	(688)

Net cash provided by operating activities - continuing operations	5,390	5,044	346
Net cash used in operating activities - discontinued operations	—	(527)	527

Net cash provided by operating activities	5,390	4,517	873

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(4,220)	(4,163)	(57)
Acquisitions of businesses and licenses, net of cash acquired, and investments	(931)	(124)	(807)
Net change in short-term investments	241	282	(41)
Other, net	92	61	31

Net cash used in investing activities - continuing operations	(4,818)	(3,944)	(874)
Net cash provided by investing activities - discontinued operations	—	757	(757)

Net cash used in investing activities	(4,818)	(3,187)	(1,631)

Cash Flows From Financing Activities
Proceeds from long-term borrowings	4,194	1,424	2,770
Repayments of long-term borrowings and capital lease obligations	(1,182)	(3,314)	2,132
Increase in short-term obligations, excluding current maturities	2,929	141	2,788
Dividends paid	(1,237)	(1,179)	(58)
Proceeds from sale of common stock	9	110	(101)
Purchase of common stock for treasury	(1,001)	(427)	(574)
Other, net	48	(3)	51

Net cash provided by (used in) financing activities - continuing operations	3,760	(3,248)	7,008
Net cash provided by (used in) financing activities - discontinued operations	—	—	—

Net cash provided by (used in) financing activities	3,760	(3,248)	7,008

Increase (decrease) in cash and cash equivalents	4,332	(1,918)	6,250
Cash and cash equivalents, beginning of period	1,153	3,219	(2,066)

Cash and cash equivalents, end of period	$5,485	$1,301	$4,184

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/08	3 Mos. Ended 3/31/07	% Change

Wireline Operating Revenues
Verizon Telecom
Mass Markets	$5,388	$5,506	(2.1)
Wholesale	1,988	1,997	(0.5)
Other	387	461	(16.1)
Verizon Business
Enterprise Business	3,563	3,571	(0.2)
Wholesale	834	850	(1.9)
International and Other	844	798	5.8
Eliminations	(717)	(727)	(1.4)

Total Operating Revenues	12,287	12,456	(1.4)

Operating Expenses
Cost of services and sales	6,185	6,029	2.6
Selling, general & administrative expense	2,749	3,025	(9.1)
Depreciation and amortization expense	2,269	2,267	0.1

Total Operating Expenses	11,203	11,321	(1.0)

Operating Income	$1,084	$1,135	(4.5)
Operating Income Margin	8.8%	9.1%

Verizon Communications Inc. Wireline – Selected Operating Statistics

Unaudited	3/31/08	3/31/07	% Change

Switched access lines in service (000)
Residence	24,112	27,063	(10.9)
Business	16,118	16,755	(3.8)
Public	291	336	(13.4)

Total	40,521	44,154	(8.2)

Wholesale voice connections* (000)	2,796	3,334	(16.1)
Broadband connections (000)	8,501	7,398	14.9

	(dollars in millions)

Unaudited	3 Mos. Ended 3/31/08	3 Mos. Ended 3/31/07	% Change

High capacity and digital data revenues
Data transport	$4,543	$3,978	14.2
Data solutions	328	265	23.8

Total revenues	$4,871	$4,243	14.8

Footnote:

*	Resale and UNE-P lines, including lines covered under commercial agreements.

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing segment performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/08	3 Mos. Ended 3/31/07	% Change

Revenues
Service revenues	$10,145	$8,991	12.8
Equipment and other	1,524	1,316	15.8

Total Revenues	11,669	10,307	13.2

Operating Expenses
Cost of services and sales	3,585	3,022	18.6
Selling, general & administrative expense	3,529	3,300	6.9
Depreciation and amortization expense	1,300	1,256	3.5

Total Operating Expenses	8,414	7,578	11.0

Operating Income	$3,255	$2,729	19.3
Operating Income Margin	27.9%	26.5%

Verizon Communications Inc.

Verizon Wireless – Selected Operating Statistics

Unaudited	3/31/08	3/31/07	% Change

Total Customers (000)	67,178	60,716	10.6
Retail Customers (000)	65,186	58,458	11.5

Unaudited	3 Mos. Ended 3/31/08	3 Mos. Ended 3/31/07	% Change

Total Customer net adds in period (1) (000)	1,471	1,664	(11.6)
Retail Customer net adds in period (1) (000)	1,451	1,646	(11.8)

Total churn rate	1.19%	1.13%
Retail churn rate	1.18%	1.08%

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing segment performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

(1)	Includes acquisitions and adjustments of 7,000 customers in the first quarter of 2007.

Verizon Communications Inc.

Other Reconciliations-Wireless

	(dollars in millions)
Unaudited	3 Mos. Ended 3/31/08	3 Mos. Ended 12/31/07	3 Mos. Ended 3/31/07
Segment operating income:
Wireline	$1,084	$1,222	$1,135
Verizon Wireless	3,255	3,003	2,729

Total segments	4,339	4,225	3,864
Corporate and other	126	102	46

Consolidated operating income	$4,465	$4,327	$3,910

Verizon Wireless EBITDA
Operating income	$3,255	$3,003	$2,729
Add depreciation and amortization expense	1,300	1,306	1,256

Verizon Wireless EBITDA	$4,555	$4,309	$3,985

Verizon Wireless total revenues	$11,669	$11,443	$10,307

Verizon Wireless service revenues	$10,145	$9,874	$8,991

Verizon Wireless operating income margin	27.9%	26.2%	26.5%

Verizon Wireless EBITDA service revenues margin	44.9%	43.6%	44.3%

(dollars in millions, except Total Service ARPU and Cash Expense per Customer)

Unaudited	3 Mos. Ended 3/31/08	3 Mos. Ended 12/31/07	3 Mos. Ended 3/31/07

Domestic Wireless Cash Cost Per Customer
Domestic Wireless Cost of Services and Sales	$3,585	$3,613	$3,022
Domestic Wireless Selling, General & Administrative Expense	3,529	3,521	3,300
Less Equipment and Other Revenue	(1,524)	(1,569)	(1,316)

Cash Expense	$5,590	$5,565	$5,006
Cumulative average customer (millions)	199.29	193.57	179.62

Cash Expense Per Customer	$28.05	$28.75	$27.87

Total Service ARPU	$50.91	$51.00	$50.06